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                                                                    Exhibit 99.1

News Release
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Media Contact:             Leon L. Judd
                           (219) 273-7631

Analyst/Investor Contact:  Joseph A. Rainis
                           (219) 273-7158


                      NATIONAL STEEL ANNOUNCES ELECTION OF
                  YUTAKA TANAKA AS VICE CHAIRMAN OF THE BOARD
                  -------------------------------------------

Mishawaka, IN, February 19, 1998 - National Steel Corporation (NYSE:NS) announced today that its Board of Directors has elected Yutaka Tanaka as a director effective April 1, 1998. Mr. Tanaka joins National's Board as Vice Chairman following a 38-year career at NKK Corporation, Japan's second largest steel company and National Steel's majority shareholder.

Mr. Tanaka joined NKK in 1960 following graduation from Waseda University with a B.S. degree in Management. He also earned a Master of Science degree from the Sloan School of Management at the Massachusetts Institute of Technology.

Mr. Tanaka served on the Board of NKK Corporation from 1990 to 1996 and has held management posts in NKK's Sales, Export, Administration and Finance Departments. In addition, he has held executive positions at a number of NKK affiliates and subsidiaries, including Vice President, NKK America Inc, with its principal office in New York City. In 1988, he became President of NKK U.S.A. Since 1996, he has held the position of President and Chief Executive Officer of ADCHEMCO Corporation, a subsidiary of NKK Corporation, in Tokyo.

Mr. Tanaka will replace Mr. Yoshinosuke Noma, who will resign from National's Board on April 1.

Headquartered in Mishawaka, Indiana, National is the nation's fourth largest integrated steel company, with annual shipments of six million tons of flat rolled products. National employs approximately 9,400 people. Visit National Steel's website at: www.nationalsteel.com.